EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

 1.           The Park Avenue Bank, Valdosta, Georgia1

FCB Properties, LLC1

2.	PAB Bankshares Capital Trust II [2]

1    State of incorporation or organization is Georgia.
2    State of incorporation or organization is Delaware.